Exhibit 10.16
GOMEZ, INC.
Compensation and Reimbursement Arrangements for Outside Directors
These arrangements are adopted and approved by the board of directors (the “Board”) of Gomez, Inc. (“Gomez”) as of April 21, 2008. For purposes of these arrangements, the term “Outside Director” shall mean any member of the Board who is not an employee of Gomez or any of its subsidiaries.
Retainer Fees
Commencing as of the closing date (the “IPO Date”) of the initial public offering of common stock of Gomez (“common stock”), each Outside Director shall be entitled to the following fees:
(a) retainer fees for Board service as follows:

•	Chairman of the Board	$40,000
•	Other members of the Board	20,000
(b) additional retainer fees for the following services, in the indicated amount per year:

•	Chair of Audit Committee	$10,000
•	Other members of Audit Committee	5,000
•	Chair of Compensation Committee	5,000
•	Other members of Compensation Committee	2,500
•	Chair of Nominating and Corporate Governance Committee	1,500
•	Other members of Nominating and Corporate Governance Committee	750
All retainer fees shall be paid quarterly in arrears, with fees earned during a fiscal quarter to be paid during the first month of the immediately succeeding quarter. In the event an Outside Director serves as a member of the Board or a committee or as Chair of a committee for less than all of a fiscal quarter, the amount of the quarterly installment of each applicable retainer fee above shall equal one-twelfth of the amount of such retainer fee as set forth in paragraph (a) or (b) multiplied by the number of full or partial months served in such quarter.
Annual Equity Compensation
As of the date of each annual stockholder meeting following the IPO Date, each Outside Director elected at, or continuing to serve after, such meeting (other than an Outside Director first elected at such meeting) shall be entitled to the grant on such date of an option that (a) is exercisable to purchase 10,000 shares of common stock, (b) has an exercise price equal to the fair market value of the common stock on the grant date, (c) vests as determined by the Compensation Committee and (d) terminates upon the earlier of three months after the final date on which the Outside Director is a member of the Board and ten years after the grant date.
Initial Equity Compensation
Each Outside Director appointed or elected on or after the date of adoption hereof and before the IPO Date shall be entitled to the grant, as of the IPO Date, of an option, and each Outside Director appointed or elected on or after the IPO Date shall be entitled to the grant, as of the date on which such Outside Director first joins the Board, of an option. Any such option (a) shall be exercisable to purchase 25,000 shares of common stock, (b) shall have an exercise price equal to the fair market value of the common stock on the grant date, (c) hall vest as determined by the Compensation Committee and (d) shall terminate upon the earlier of three months after the final date on which the Outside Director is a member of the Board and ten years after the grant date.

Any Outside Director who first joins the Board by election at an annual stockholder meeting held after the IPO Date shall be entitled to receive on such date the option grant described in the preceding paragraph, but shall not be entitled to receive on such date an option grant described under “Annual Equity Compensation” above.
Reimbursement of Expenses
Gomez shall reimburse each Outside Director for all reasonable and necessary documented out-of-pocket expenses incurred or paid by the Outside Director in connection with, or related to, the performance of the Outside Director’s services. Reimbursement of travel expenses shall be subject to the following additional guidelines and restrictions:
(a)	Purposes. Reimbursement of travel expenses shall be made only in connection with (i) an Outside Director’s attendance at stockholder, Board or Board committee meetings and (ii) any other travel made at the request of, or otherwise with the prior consent of, the Chairman of the Board and the Chief Executive Officer of Gomez.

(b)	Air travel. Reimbursement of airfare shall be limited to coach class service. Airline flights are to be selected based on the lowest fare available for the required time schedule, without carrier preferences. Whenever reasonably possible, airline reservations should be booked 7 to 14 days prior to travel in order to obtain discounted fares.

(c)	Hotel. Reimbursement of hotel expenses shall be limited to expenses for one night of lodging for each calendar day of Board or Board committee meetings. Whenever practicable, Gomez shall arrange for hotel rooms for Outside Directors attending stockholder, Board or Board committee meetings. Hotel charges for laundry and dry cleaning, in-room movies and similar expenses are not reimbursable.

(d)	Persons. Gomez shall not reimburse travel or other expenses incurred by, or on behalf of, any Board observer or any person or persons accompanying an Outside Director.
Reimbursement requests must be submitted to the accounting department of Gomez within 30 days after completion of a trip. All reimbursement requests must be accompanied by supporting documentation. Original receipts, or photocopies thereof, are required for all expenses. If an expense is incurred in a currency other than U.S. dollars, the related reimbursement request must include a credit card bill or other documentation verifying the daily exchange rate. All reimbursement reports and related documentation are subject to independent review for compliance with Internal Revenue Service regulations and corporate policy by the Audit Committee of the Board as well as the registered independent public accounting firm of Gomez. Gomez shall pay to the Outside Director appropriate amounts shown on each such reimbursement request within 30 days after receipt thereof.
The Chairman of the Board and the Chief Executive Officer of Gomez must approve any exceptions to the foregoing expense reimbursement arrangements.